EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2014 Results

Highlights for the Fourth Quarter 2014:

  HSNi net sales increased 10% with digital sales up 12%
  HSNi Adjusted EBITDA increased 7%
  HSN net sales and Adjusted EBITDA increased 14%
  Adjusted EPS increased 10% to $1.22 per share

ST. PETERSBURG, Fla., Feb. 26, 2015 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2014 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q4 2014	Q4 2013	Change	FY 2014	FY 2013	Change

Net Sales (b)	$ 1,117.9	$ 1,019.8	10%	$ 3,588.0	$ 3,404.0	5%

Adjusted EBITDA (Non-GAAP) (c)	$ 119.5	$ 111.3	7%	$ 342.3	$ 337.9	1%
Operating Income (GAAP) (b)	$ 109.4	$ 97.8	12%	$ 284.6	$ 282.7	1%

Adjusted Net Income (Non-GAAP) (c)	$ 65.3	$ 59.9	9%	$ 173.0	$ 173.0	—%
Net Income (GAAP) (b)	$ 68.3	$ 61.6	11%	$ 173.0	$ 178.4	(3)%

Adjusted EPS (Non-GAAP) (c)	$ 1.22	$ 1.11	10%	$ 3.23	$ 3.15	3%
Diluted EPS (b)	$ 1.28	$ 1.14	12%	$ 3.23	$ 3.25	(1)%

Average price point	$ 64.97	$ 63.63	2%	$ 63.24	$ 62.37	1%
Units shipped (millions)	19.3	18.0	7%	63.6	61.2	4%
Gross margin (b)	34.1%	34.5%	(40 bps)	35.5%	36.1%	(60 bps)
Return rate	15.7%	15.9%	(20 bps)	16.3%	17.0%	(70 bps)
Digital sales penetration	50.3%	48.9%	140 bps	48.0%	46.5%	150 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Q4 2014 and FY 2014 results include $5.0 million of revenue, or $3.1 million of income net of taxes, or $0.06 per diluted share, related to the reversal of certain liabilities.
(c) Non-GAAP results exclude certain items. See reconciliation of Non-GAAP to GAAP measures in Table 4.

Fourth Quarter 2014 Results vs Fourth Quarter 2013 Results

  HSNi's net sales grew 10% over the prior year to $1.1 billion. HSN's net sales increased 14% to $796.8 million, including 22% growth in digital sales. Cornerstone's net sales remained relatively unchanged at $321.1 million.
  HSNi's Adjusted EBITDA increased 7% to $119.5 million. HSN's Adjusted EBITDA increased 14% to $100.6 million. Cornerstone's Adjusted EBITDA decreased $4.3 million to $18.9 million. HSNi's operating income, which includes $5.0 million of income related to the reversal of certain liabilities, increased 12% to $109.4 million.
  Adjusted EPS, which excludes $0.06 per diluted share related to the reversal of certain liabilities, increased 10% to $1.22 compared to $1.11 in the prior year. Diluted EPS increased 12% to $1.28 compared to $1.14 in the prior year.

Full Year 2014 Results vs Full Year 2013 Results

  HSNi's annual net sales grew 5% over the prior year to $3.6 billion. HSN's net sales increased 7% to $2.5 billion, including 14% growth in digital sales. Cornerstone's net sales increased 2% to $1.1 billion, including 3% growth in digital sales.
  HSNi's annual Adjusted EBITDA (which excludes certain items identified in Table 4) increased 1% to $342.3 million. HSNi's operating income increased 1% to $284.6 million.
  Adjusted EPS for the year (which excludes certain items identified in Table 4) increased 3% to $3.23 compared to $3.15 in the prior year. Diluted EPS decreased 1% to $3.23 compared to $3.25 in the prior year, principally due to the impact of income taxes.
  HSNi announced a 40% increase in its quarterly dividend in November from $0.25 to $0.35 per share. Additionally, HSNi repurchased 1.0 million shares in 2014 completing its 10 million share repurchase program at an aggregate cost of $451 million, representing an average cost of $45.10 per share.
  Subsequent to year end, HSNi announced the next phase of its capital return plan including a $10.00 per share special cash dividend and approval of a 4 million share repurchase program.

"HSNi's performance gained momentum throughout 2014, culminating in strong customer growth and record digital and mobile sales," stated Mindy Grossman, CEO of HSN, Inc. "In the fourth quarter, HSNi delivered net sales growth of 10% and EBITDA growth of 7%, which clearly reflects our ability to differentiate in a competitive environment. Digital grew 12%-reaching a major milestone of representing over half our business-and mobile remains our fastest growing platform with growth of 40% in the quarter. These results demonstrate how we are capitalizing on our unique position at the intersection of technology, media and retail and the power of leveraging content across our multiple platforms to drive commerce."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Net Sales
HSN (a)	$ 796.8	$ 697.4	14%	$ 2,476.1	$ 2,312.4	7%
Cornerstone	321.1	322.4	—%	1,111.9	1,091.6	2%
Total HSNi	$ 1,117.9	$ 1,019.8	10%	$ 3,588.0	$ 3,404.0	5%

Gross Profit
HSN (a)	$ 262.2	$ 230.6	14%	$ 852.0	$ 796.7	7%
Cornerstone	119.5	121.7	(2)%	421.0	433.1	(3)%
Total HSNi	$ 381.7	$ 352.3	8%	$ 1,273.1	$ 1,229.8	4%

Adjusted EBITDA (Non-GAAP measure) (b)
HSN	$ 100.6	$ 88.1	14%	$ 289.1	$ 261.3	11%
Cornerstone	18.9	23.2	(19)%	53.2	76.6	(31)%
Total HSNi	$ 119.5	$ 111.3	7%	$ 342.3	$ 337.9	1%

Operating Income
HSN (a)	$ 95.3	$ 77.9	22%	$ 252.1	$ 221.2	14%
Cornerstone	14.1	19.8	(29)%	32.5	61.5	(47)%
Total HSNi	$ 109.4	$ 97.8	12%	$ 284.6	$ 282.7	1%

(a) Q4 2014 and FY 2014 results include $5.0 million of income related to the reversal of certain liabilities.
(b) Non-GAAP results exclude certain items. See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
HSN:
Average price point	$ 63.26	$ 62.13	2%	$ 59.10	$ 58.21	2%
Units shipped (millions)	14.5	13.1	11%	48.4	46.1	5%
Gross margin (a)	32.9%	33.1%	(20 bps)	34.4%	34.5%	(10 bps)
Return rate	16.6%	17.5%	(90 bps)	17.7%	18.8%	(110 bps)
Digital sales penetration	42.3%	39.5%	280 bps	39.4%	37.0%	240 bps
Cornerstone:
Average price point	$ 70.00	$ 67.47	4%	$ 76.10	$ 74.77	2%
Units shipped (millions)	4.8	5.0	(3)%	15.2	15.1	1%
Gross margin	37.2%	37.7%	(50 bps)	37.9%	39.7%	(180 bps)
Return rate	13.2%	12.4%	80 bps	13.1%	12.9%	20 bps
Digital sales penetration	70.0%	69.3%	70 bps	67.0%	66.4%	60 bps
Catalog circulation (millions)	80.9	81.5	(1)%	325.1	318.2	2%

(a) HSN's gross margins in Q4 2014 and FY 2014 were favorably impacted by the reversal of $5.0 million of certain liabilities. Excluding this $5.0 million adjustment, the gross margin for Q4 2014 would have been 32.5%.

HSN Segment Results for the Fourth Quarter 2014

HSN's net sales were $796.8 million, an increase of 14% from the prior year. Digital sales grew 22% with penetration increasing 280 basis points to 42.3%. Sales grew in all divisions except jewelry with significant growth in electronics, home design and culinary.  The return rate improved 90 basis points to 16.6% primarily due to changes in product mix. Units shipped increased 11% and average price point increased 2%.

Gross profit increased 14% to $262.2 million. Gross margin decreased 20 basis points to 32.9% primarily due to changes in product mix and an increase in net shipping expense driven by higher shipping promotions, partially offset by the impact of recognizing $5.0 million of income from the reversal of certain liabilities.   Excluding this $5.0 million adjustment, gross margin for 2014 would have been 32.5%. Operating expenses (excluding non-cash charges) increased 10% to $156.7 million primarily due to higher selling and marketing costs and were 19.8% as a percentage of net sales compared to 20.4% in the prior year.

Adjusted EBITDA (which excludes the $5.0 million reversal of certain liabilities) increased 14% to $100.6 million driven primarily by the strong sales growth. Operating income increased 22% to $95.3 million compared to $77.9 million in the prior year.

Cornerstone Segment Results for the Fourth Quarter 2014

Cornerstone's net sales were $321.1 million, relatively unchanged from the prior year. Sales growth in the home brands was offset by lower sales in the apparel brands, particularly Garnet Hill. Digital sales increased 1% with penetration increasing 70 basis points to 70.0%.

Gross profit decreased 2% to $119.5 million. Gross margin decreased 50 basis points to 37.2% primarily due to higher inventory-related costs, partially offset by higher product and shipping margins. Operating expenses (excluding non-cash charges) as a percentage of net sales increased 80 basis points to 31.3% compared to 30.5% in the prior year primarily due to employee-related costs.

Adjusted EBITDA decreased 19% to $18.9 million compared to $23.2 million in the prior year. Operating income decreased 29% to $14.1 million.

Effective Tax Rate

HSNi's effective tax rate was 37% for the fourth quarter of 2014 compared to 36% in the prior year.  The change in the quarterly effective tax rate was primarily due to the favorable tax treatment of fair value adjustments in 2013.

The annual effective tax rate was 38% in 2014 compared to 35% in the prior year. The 2014 rate was negatively impacted by the non-deductibility of a $3.1 million settlement recognized in 2014. The 2013 rate was favorably impacted by $3.7 million of discrete tax benefits and the favorable tax treatment of certain fair value adjustments.  Excluding the impact of these items, the effective tax rates would have been 37% for both years.

Liquidity and Capital Resources

As of December 31, 2014, HSNi had cash and cash equivalents of $160.0 million compared to $196.4 million at December 31, 2013. Net cash provided by operating activities in the year ended December 31, 2014 was $138.7 million compared to $231.9 million in the prior year. The decrease is primarily due to increases in inventories and accounts receivable, partially offset by improved operating performance. The inventory grew in 2014 as HSN normalized its inventory levels to support future sales growth, made strategic investments in certain proprietary products and enhanced its digital assortment. The growth in accounts receivable was primarily due to HSN's sales growth and an increase in its offering of Flexpay, an installment program allowing customers to pay for select merchandise in two to six interest-free, monthly payments.

On January 28, 2015, HSNi announced that it had entered into a new $1.25 billion five-year credit facility, replacing its $600 million credit facility. The new credit facility includes a $750 million revolving credit facility and a $500 million term loan.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable March 25, 2015 to shareholders of record as of March 11, 2015. Additionally, in continuation of its capital return plan, HSNi's board of directors approved a special cash dividend of $10.00 per share, representing $524 million in the aggregate, that was paid February 19, 2015 to shareholders of record as of February 9, 2015.

In July 2014, HSNi completed its 10 million share repurchase program authorized in September 2011 at an aggregate cost of $451.0 million, representing an average cost of $45.10 per share. In January 2015, the board authorized a new 4 million share repurchase program.

Since inception of its capital return plan in September 2011 and including the $524 million special cash dividend paid in February 2015, HSNi has returned $1.1 billion to its shareholders through a balanced approach of share repurchases and cash dividends. HSNi remains committed to returning value to shareholders, while preserving liquidity and flexibility to invest in the business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries. Forward-looking statements are based on management's current expectations and assumptions which may not prove to be accurate. Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; any material change in HSNi's business prospects and/or strategy, including whether HSNi's initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with acquisitions including the ability to successfully integrate new business and achieve expected benefits and results; and the loss of any key member of our senior management team. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Thursday, February 26, 2015 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Friday, March 13, 2015 by dialing 855-859-2056 or 404-537-3406, plus the pass code 67603956 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.6 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 325 million catalogs annually, operates seven separate digital sales sites and operates 11 retail and outlet stores.

GAAP FINANCIAL STATEMENTS

HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$ 1,117,894	$ 1,019,835	$ 3,587,995	$ 3,403,983
Cost of sales	736,157	667,535	2,314,933	2,174,168
Gross profit	381,737	352,300	1,273,062	1,229,815
Operating expenses:
Selling and marketing	201,569	190,983	723,407	695,794
General and administrative	59,542	53,283	221,112	210,778
Depreciation and amortization	11,220	10,282	43,934	40,589
Total operating expenses	272,331	254,548	988,453	947,161
Operating income	109,406	97,752	284,609	282,654
Interest expense, net	(1,739)	(1,586)	(7,082)	(6,513)
Income before income taxes	107,667	96,166	277,527	276,141
Income tax provision	(39,336)	(34,593)	(104,543)	(97,692)
Net income	$ 68,331	$ 61,573	$ 172,984	$ 178,449

Net income per share
Basic	$ 1.30	$ 1.16	$ 3.28	$ 3.33
Diluted	$ 1.28	$ 1.14	$ 3.23	$ 3.25

Shares used in computing earnings per share
Basic	52,462	53,019	52,736	53,640
Diluted	53,389	54,067	53,633	54,857

Dividends declared per common share	$ 0.35	$ 0.25	$ 1.10	$ 0.79

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$ 159,985	$ 196,433
Accounts receivable, net	317,785	265,115
Inventories	398,705	327,319
Deferred income taxes	32,668	29,761
Prepaid expenses and other current assets	44,728	48,630
Total current assets	953,871	867,258
Property and equipment, net	193,889	178,720
Intangible assets, net	261,962	262,460
Goodwill	9,858	9,858
Other non-current assets	12,614	19,627
TOTAL ASSETS	$ 1,432,194	$ 1,337,923
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 255,287	$ 255,627
Current maturities of long-term debt	17,188	12,500
Accrued expenses and other current liabilities	241,074	207,984
Total current liabilities	513,549	476,111
Long-term debt, net of current maturities	210,938	228,125
Deferred income taxes	88,787	88,034
Other long-term liabilities	16,579	16,572
Total liabilities	829,853	808,842
Total shareholders' equity	602,341	529,081
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,432,194	$ 1,337,923

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities attributable to continuing operations:
Net income	$ 172,984	$ 178,449
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization	43,934	40,589
Stock-based compensation expense	15,606	14,043
Amortization of debt issuance costs	1,107	1,130
Deferred income taxes	(2,045)	6,370
Bad debt expense	23,986	22,773
Excess tax benefits from stock-based awards	(8,397)	(10,360)
Fair value adjustment to contingent consideration obligation	—	(3,600)
Asset impairment	—	3,040
Other	48	1,140
Changes in assets and liabilities:
Accounts receivable	(76,654)	(38,211)
Inventories	(71,386)	3,617
Prepaid expenses and other assets	2,243	(6,318)
Accounts payable, accrued expenses and other liabilities	37,285	19,245
Net cash provided by operating activities attributable to continuing operations	138,711	231,907
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(47,316)	(51,952)
Advance payment of capital expenditure	—	(9,100)
Other	(320)	—
Net cash used in investing activities attributable to continuing operations	(47,636)	(61,052)
Cash flows from financing activities attributable to continuing operations:
Repayments of long-term debt	(12,500)	(9,375)
Repurchase of common stock	(55,467)	(146,894)
Cash dividends paid	(57,824)	(42,281)
Proceeds from issuance of common stock	2,599	8,396
Tax withholdings related to stock-based awards	(12,707)	(14,395)
Excess tax benefits from stock-based awards	8,397	10,360
Payment of contingent consideration obligation	—	(2,172)
Net cash used in financing activities attributable to continuing operations	(127,502)	(196,361)
Total cash used in continuing operations	(36,427)	(25,506)
Total cash used in discontinued operations	(21)	(153)
Net decrease in cash and cash equivalents	(36,448)	(25,659)
Cash and cash equivalents at beginning of period	196,433	222,092
Cash and cash equivalents at end of period	$ 159,985	$ 196,433

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2014			December 31, 2013
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 100,611	$ 18,894	$ 119,505	$ 88,086	$ 23,224	$ 111,310
Stock-based compensation expense	(2,941)	(974)	(3,915)	(2,945)	(820)	(3,765)
Depreciation and amortization	(7,425)	(3,795)	(11,220)	(7,145)	(3,137)	(10,282)
Income from the reversal of certain liabilities	4,962	—	4,962	—	—	—
Asset impairment	—	—	—	—	(3,040)	(3,040)
Fair value adjustment to contingent consideration	—	—	—	—	3,600	3,600
Gain (loss) on disposition of fixed assets	81	(7)	74	(51)	(20)	(71)
Operating income	$ 95,288	$ 14,118	$ 109,406	$ 77,945	$ 19,807	$ 97,752
Interest expense, net			(1,739)			(1,586)
Income before income taxes			107,667			96,166
Income tax provision			(39,336)			(34,593)
Net income			$ 68,331			$ 61,573

	Year Ended			Year Ended
	December 31, 2014			December 31, 2013
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 289,141	$ 53,199	$ 342,340	$ 261,292	$ 76,574	$ 337,866
Stock-based compensation expense	(12,224)	(3,382)	(15,606)	(10,657)	(3,386)	(14,043)
Depreciation and amortization	(29,762)	(14,172)	(43,934)	(28,372)	(12,217)	(40,589)
CPSC settlement (a)	—	(3,100)	(3,100)	—	—	—
Income from the reversal of certain liabilities	4,962	—	4,962	—	—	—
Asset impairment	—	—	—	—	(3,040)	(3,040)
Fair value adjustment to contingent consideration	—	—	—	—	3,600	3,600
Loss on disposition of fixed assets	(19)	(34)	(53)	(1,079)	(61)	(1,140)
Operating income	$ 252,098	$ 32,511	284,609	$ 221,184	$ 61,470	$ 282,654
Interest expense, net			(7,082)			(6,513)
Income before income taxes			277,527			276,141
Income tax provision			(104,543)			(97,692)
Net income			$ 172,984			$ 178,449

HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014		2013		2014		2013
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$ 65,257	$ 1.22	$ 59,876	$ 1.11	$ 173,010	$ 3.23	$ 173,030	$ 3.15
CPSC settlement (a)	—	—	—	—	(3,100)	(0.06)	—	—
Income from the reversal of certain liabilities, net of tax	3,074	0.06	—	—	3,074	0.06	—	—
Discrete income tax benefit	—	—	—	—	—	—	3,722	0.07
Asset impairment, net of tax	—	—	(1,903)	(0.04)	—	—	(1,903)	(0.03)
Fair value adjustment to contingent consideration	—	—	3,600	0.07	—	—	3,600	0.07
GAAP	$ 68,331	$ 1.28	$ 61,573	$ 1.14	$ 172,984	$ 3.23	$ 178,449	$ 3.25
GAAP diluted weighted average shares outstanding		53,389		54,067		53,633		54,857
(a) Includes a $3.1 million settlement with the Consumer Product Safety Commission ("CPSC")

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company's definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net